EXHIBIT 99.1

Yelp Achieves Record Net Revenue and Strong Profitability
in the Second Quarter 2024

Net Revenue increased by 6% year over year to $357 million

Net Income increased by 158% year over year to $38 million, reflecting an 11% margin

Adjusted EBITDA grew 9% year over year to $91 million, reflecting a 26% margin

Full-year outlook adjusted to $1.410 billion to $1.425 billion of Net Revenue and $325 million to $335 million of Adjusted EBITDA1

SAN FRANCISCO--(BUSINESS WIRE)-- August 8, 2024-- Yelp Inc. (NYSE: YELP), the trusted platform that connects people with great local businesses, today announced its financial results for the second quarter ended June 30, 2024 in the Q2 2024 Shareholder Letter available on its Investor Relations website at yelp-ir.com.

“Yelp delivered strong profitability and record net revenue in the second quarter,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “The execution of our product-led strategy continued to drive results, particularly in home services, which grew approximately 15% year over year in the second quarter, as well as in our self-serve channel, which saw revenue increase about 20% year over year to a record level. Looking ahead, we plan to build upon our strong momentum in services as we remain focused on executing against our robust product roadmap to deliver the best experience for consumers and service pros.”

“Yelp delivered a solid second quarter with net revenue increasing by 6% year over year to a record $357 million even as challenges persisted in the operating environment for restaurants, retail and other businesses,” said David Schwarzbach, Yelp’s chief financial officer. “Net income margin increased six percentage points and adjusted EBITDA margin increased one percentage point from the previous year, reflecting our disciplined approach. We’re particularly focused on the opportunity ahead in services to deliver shareholder value over the long term.”

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the second quarter financial results and outlook for the third quarter and full year 2024. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions of people rely on Yelp for useful and trusted local business information, reviews and photos to help inform their spending decisions. As a one-stop local platform, Yelp helps consumers easily discover, connect and transact with businesses across a broad range of categories by making it easy to request a quote for a service, book a table at a restaurant, and more. Yelp was founded in San Francisco in 2004.
1 Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) under generally accepted accounting principles in the United States (“GAAP”) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.
Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, including its expected financial results for 2024 and its ability to drive profitable growth and shareholder value over the long term, as well as its plans to execute against its product roadmap and the expected results of such plans, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•macroeconomic uncertainty — including related to inflation, interest rates and supply chain issues, as well as severe weather events — and its effect on consumer behavior, user activity and advertiser spending;
•the prevalence of seasonal respiratory illnesses, impact of fears or actual outbreaks of disease and any resulting changes in consumer behavior, economic conditions or governmental actions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly if advertiser turnover substantially worsens and/or consumer demand significantly degrades;
•Yelp’s ability to drive continued growth through its strategic initiatives;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC’s website at sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$252,435	$313,911
Short-term marketable securities	132,376	127,485
Accounts receivable, net	153,869	146,147
Prepaid expenses and other current assets	44,999	36,673
Total current assets	583,679	624,216
Property, equipment and software, net	70,616	68,684
Operating lease right-of-use assets	40,679	48,573
Goodwill	102,488	103,886
Intangibles, net	6,974	7,638
Other non-current assets	160,542	161,726
Total assets	$964,978	$1,014,723

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$117,762	$132,809
Operating lease liabilities — current	35,082	39,234
Deferred revenue	5,229	3,821
Total current liabilities	158,073	175,864
Operating lease liabilities — long-term	32,535	48,065
Other long-term liabilities	39,023	41,260
Total liabilities	229,631	265,189

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,848,677	1,786,667
Treasury stock	(806)	(282)
Accumulated other comprehensive loss	(14,134)	(12,202)
Accumulated deficit	(1,098,390)	(1,024,649)
Total stockholders’ equity	735,347	749,534
Total liabilities and stockholders’ equity	$964,978	$1,014,723

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenue	$357,016	$337,126	$689,768	$649,564

Costs and expenses:
Cost of revenue(1)	30,677	30,184	58,032	56,243
Sales and marketing(1)	150,293	139,150	298,084	286,605
Product development(1)	82,080	85,030	173,307	173,227
General and administrative(1)	44,634	53,405	89,866	99,914
Depreciation and amortization	9,585	10,615	19,515	21,420
Total costs and expenses	317,269	318,384	638,804	637,409
Income from operations	39,747	18,742	50,964	12,155
Other income, net	10,322	5,898	18,046	11,110
Income before income taxes	50,069	24,640	69,010	23,265
Provision for income taxes	12,033	9,911	16,820	9,714
Net income attributable to common stockholders	$38,036	$14,729	$52,190	$13,551

Net income per share attributable to common stockholders
Basic	$0.56	$0.21	$0.77	$0.19
Diluted	$0.54	$0.21	$0.73	$0.19

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	67,815	69,256	68,187	69,537
Diluted	70,444	71,238	71,574	71,645

(1) Includes stock-based compensation expense as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cost of revenue	$1,397	$1,346	$2,798	$2,728
Sales and marketing	8,618	8,607	17,317	17,721
Product development	22,534	24,974	46,187	50,841
General and administrative	8,665	8,653	17,622	18,547
Total stock-based compensation	$41,214	$43,580	$83,924	$89,837

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net income	$52,190	$13,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,515	21,420
Provision for doubtful accounts	23,957	14,636
Stock-based compensation	83,924	89,837
Amortization of right-of-use assets	7,662	15,699
Deferred income taxes	(2,109)	(42,148)
Amortization of deferred contract cost	12,321	11,716
Asset impairment	—	3,555
Other adjustments, net	(2,995)	(64)
Changes in operating assets and liabilities:
Accounts receivable	(31,679)	(34,389)
Prepaid expenses and other assets	(14,914)	12,156
Operating lease liabilities	(19,434)	(20,943)
Accounts payable, accrued liabilities and other liabilities	(15,894)	37,225
Net cash provided by operating activities	112,544	122,251

Investing Activities
Purchases of marketable securities — available-for-sale	(53,301)	(82,491)
Sales and maturities of marketable securities — available-for-sale	49,095	50,613
Purchases of other investments	(2,500)	—
Purchases of property, equipment and software	(16,574)	(15,153)
Other investing activities	234	146
Net cash used in investing activities	(23,046)	(46,885)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	13,436	26,095
Taxes paid related to the net share settlement of equity awards	(41,190)	(38,201)
Repurchases of common stock	(122,657)	(100,000)
Payment of issuance costs for credit facility	—	(799)
Net cash used in financing activities	(150,411)	(112,905)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(295)	1,175

Change in cash, cash equivalents and restricted cash	(61,208)	(36,364)
Cash, cash equivalents and restricted cash — Beginning of period	314,002	307,138
Cash, cash equivalents and restricted cash — End of period	$252,794	$270,774

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which the Securities and Exchange Commission has defined as a “non-GAAP financial measure.”

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as material litigation settlements, impairment charges and fees related to shareholder activism, and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as net cash provided by (used in) operating activities, less cash used for purchases of property, equipment and software.

Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account certain income and expense items, such as material litigation settlements, impairment charges and fees related to shareholder activism, or other costs that management determines are not indicative of ongoing operating performance;
•Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results.

The following is a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$38,036	$14,729	$52,190	$13,551
Provision for income taxes	12,033	9,911	16,820	9,714
Other income, net(1)	(10,322)	(5,898)	(18,046)	(11,110)
Depreciation and amortization	9,585	10,615	19,515	21,420
Stock-based compensation	41,214	43,580	83,924	89,837
Litigation settlement(2)(3)	—	11,000	—	11,000
Asset impairment(2)	—	—	—	3,555
Fees related to shareholder activism(2)	569	—	1,168	—
Adjusted EBITDA	$91,115	$83,937	$155,571	$137,967

Net revenue	$357,016	$337,126	$689,768	$649,564
Net income margin	11%	4%	8%	2%
Adjusted EBITDA margin	26%	25%	23%	21%
(1) Includes the release of a $3.1 million reserve related to a one-time payroll tax credit.
(2) Recorded within general and administrative expenses on our condensed consolidated statements of operations.
(3) Represents the loss contingency recorded in connection with the agreement to settle a putative class action lawsuit asserting claims under the California Invasion of Privacy Act. For additional information, see our most recently filed Quarterly Report on Form 10-Q.
The following is a reconciliation of net cash provided by operating activities to Free cash flow for each of the periods indicated (in thousands; unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:
Net cash provided by operating activities	$39,689	$48,007	$112,544	$122,251
Purchases of property, equipment and software	(9,587)	(7,635)	(16,574)	(15,153)
Free cash flow	$30,102	$40,372	$95,970	$107,098

Net cash used in investing activities	$(16,644)	$(9,605)	$(23,046)	$(46,885)

Net cash used in financing activities	$(66,577)	$(58,199)	$(150,411)	$(112,905)